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                                                                    EXHIBIT 99.1

[PIONEER LOGO]


                              700 LOUISIANA STREET             FAX: 713 225-6475
                              SUITE 4300                 TELEPHONE: 713 570-3200
                              HOUSTON, TEXAS  77002


                                  PRESS RELEASE

Contact:  Kent R. Stephenson  (713) 570-3200


                     PIONEER COMPANIES, INC. SELECTS NEW CEO

Houston, Texas (September 17, 2002) - Pioneer Companies, Inc. [OTC Bulletin
Board: PONR] announced today that its Board of Directors has chosen Michael Y. McGovern, currently a director of Pioneer, to serve as President and Chief Executive Officer. Mr. McGovern replaces Michael J. Ferris, who is leaving his position as President and Chief Executive Officer of Pioneer to pursue other interests.

Mr. McGovern, age 51, comes to Pioneer from Coho Energy, Inc., a publicly held oil and gas exploitation, exploration and development company, where he has been President and Chief Executive Officer as well as a director since April 2000. Previously, Mr. McGovern was Managing Director of Pembrook Capital Corporation, a privately held company involved in providing advisory services to distressed or constrained energy companies, and Chairman and Chief Executive Officer of Edisto Resources Corporation and Convest Energy Corporation.

David N. Weinstein, Chairman of the Board of Directors of Pioneer, stated: "We are very pleased that Mike McGovern has agreed to serve as CEO of Pioneer. Mike has demonstrated his ability to lead recently reorganized companies, to motivate people and to enhance stockholder value."

Mr. Weinstein continued: "The Board would like to thank Mike Ferris for his six years of service as CEO during trying times in the industry. Mike led Pioneer through difficult economic conditions. We wish him well."

Pioneer, based in Houston, manufactures chlorine, caustic soda, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. The company owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America. Other information and press releases of Pioneer Companies, Inc. can be obtained from its Internet web site at www.piona.com.

Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and
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uncertainties, including, but not limited to, Pioneer's high financial leverage, global economic conditions, the demand and prices for Pioneer's products, Pioneer and industry production volumes, competitive prices, the cyclical nature of the markets for many of Pioneer's products and raw materials, the effect of Pioneer's results of operations on its debt agreements, Pioneer's derivatives positions, litigation with the Colorado River Commission and other risks and uncertainties described in Pioneer's filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.


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